EXHIBIT 4.1


                             ABLEAUCTIONS.COM, INC.

                             1999 STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT

     THIS AGREEMENT is entered into as of the 14th day of October, 1999 (the "Date of Grant") between ABLEAUCTIONS.COM, INC., a Florida corporation (the "Company"), and barrett sleeman (the "Optionee"), of P.O. Box 18111, 2225 West 41st Avenue, Vancouver, British Columbia, V6M 4L3, Canada.

     WHEREAS the Company's Board of Directors (the "Board") has approved and adopted the 1999 Stock Option Plan (the "Plan"), pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common stock without par value of the Company (the "Common Stock");

     WHEREAS the Plan provides for the granting of stock options that either (i) are intended to qualify as "Incentive Stock Options" within the meaning of
Section 422 of the Internal  Revenue Code of 1986, as amended (the  "Code"),  or
(ii)  do  not  qualify  under  Section  422 of the  Code  ("Non-Qualified  Stock
Options");

     WHEREAS the Board has authorized the grant to the Optionee of an option to purchase a total of 50,000 shares of Common Stock (the "Option"), which Option is intended to be (select one):

          ---   an Incentive Stock Option

           X    a Non-Qualified Stock Option
          ---

     NOW THEREFORE the Company agrees to offer to the Optionee the option to purchase, on the terms and conditions set forth herein and in the Plan, 50,000 shares of Common Stock. The Option will not be exercisable by the Optionee until the Company has filed a Form S-8 with the United States Securities and Exchange Commission (the "Form S-8 Filing Date"). Capitalized terms not otherwise defined herein will have the meanings ascribed to them in the Plan.

1. Exercise Price. The exercise price of the Option will be $3.20 per share.

2. Limitation on the Number of Shares. If the Option granted is an Incentive Stock Option, the number of shares that may be acquired on exercise thereof is subject to the limitations set forth in Section 5(a) of the Plan.


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3. Vesting Schedule.  The Option is exercisable in accordance with the following vesting schedule:


     (a)  100% of the Option may be exercised after the Form S-8 Filing Date.

4.  Option  Not  Transferable.  The  Option  may not be  transferred,  assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order, and will not be subject to execution, attachment, or similar process; provided however that if the Option represents a Non-Qualified Stock Option, the Option is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships established exclusively for the benefit of the Optionee and the Optionee's immediate family members. On any attempt to transfer, pledge, hypothecate, or otherwise dispose of the Option or of any right or privilege conferred by the Plan contrary to the provisions thereof, or on the sale, levy or attachment, or similar process on the rights and privileges conferred by the Plan, the Option will terminate and become null and void.

5. Investment Intent. By accepting the Option, the Optionee represents and agrees that none of the shares of Common Stock purchased on exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Option, that the Optionee sign an undertaking, in the form reasonably specified by the Company, that the shares are being purchased only for investment and without any then-present intention to sell or distribute the shares.

6. Termination of Employment and Options. A vested Option will terminate, to the extent not previously exercised, on the occurrence of the first of the following events:

     (a) Expiration: October 14, 2004; except that the expiration date of any Incentive Stock Option granted to a greater-than-ten-percent (>10%) shareholder of the Company will not be later than five years from the Date of Grant;

     (b) Termination for Cause: The date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation for cause (as determined in the sole discretion of the Plan Administrator);

     (c) Termination Due to Death or Disability: The expiration of one year from the date of the death of the Optionee or cessation of an Optionee's employment or contractual relationship by reason of Disability (as defined in Section 5(g) of the Plan). If an Optionee's employment or contractual relationship is terminated by death, any Option held by the Optionee will be exercisable only by the person or persons to whom the Optionee's rights under the Option will pass by the Optionee's will or by the laws of descent and distribution;



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     (d)  Termination Due to Cessation of Service as a Director:  The expiration of three months from the date an Optionee, if a director of the Company, ceases to serve as a director of the Company; or

     (e) Termination for Any Other Reason: The expiration of three months from the date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation for any reason whatsoever other than cause, death or Disability (as defined in Section 5(g) of the Plan).

     Each unvested Option granted pursuant hereto will terminate immediately on termination of the Optionee's employment or contractual relationship with the Company for any reason whatsoever, including death or Disability unless vesting is accelerated in accordance with Section 5(f) of the Plan.

7. Stock. In the case of any stock split, stock dividend, or similar alteration of the shares of Common Stock covered by this Agreement, the number of shares and exercise price will be proportionately adjusted as set forth in Section 5(m) of the Plan.

8. Exercise of Option. The vested portion of the Option will be exercisable, in full or in part, at any time after vesting, until termination; provided however that any Optionee who is subject to the reporting and liability provisions of
Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock will be precluded from selling or transferring any Common Stock or other security underlying an Option during the six months immediately following the grant of that Option. If less than all of the shares included in the vested portion of the Option are purchased, the remainder may be purchased at any subsequent time before the expiration of the Option term. No portion of the Option for less than 100 shares (as adjusted pursuant to Section 5(m) of the Plan) may be exercised; provided that if the vested portion of the Option is less than 100, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to the Option, and to the extent that the Option covers less than one share, it is unexercisable.

     Each exercise of the Option must be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the Company's President at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified or cashier's cheque in the amount of the full exercise price for the Common Stock to be purchased. In addition to payment in cash by certified or cashier's cheque, an Optionee or transferee of an Option may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

     (a) by delivering to the Company shares of Common Stock previously held by that person or by the Company withholding shares of Common Stock otherwise deliverable pursuant to exercise of the Option, which shares of Common Stock received or withheld will have a fair market value at the date of exercise (as


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          determined by the Plan Administrator)  equal to the aggregate purchase price to be paid by the Optionee on exercise;

     (b) by delivering a properly signed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the shares and deliver directly to the Company the amount of sale or margin loan proceeds to pay the exercise price; or

     (c) by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

9. Holding Period for Incentive Stock Options. In order to obtain the tax treatment provided for Incentive Stock Options by Section 422 of the Code, the shares of Common Stock received on exercise of any Incentive Stock Option pursuant to this Agreement must be sold, if at all, after a date which is later of two years from the date of this Agreement or one year from the date on which the Option is exercised. The Optionee agrees to report sales of shares before the above determined date to the Company within one business day after the sale is concluded. The Optionee also agrees to pay to the Company, within five business days after the sale is concluded, the amount necessary for the Company to satisfy its withholding requirement required by the Code in the manner specified in Section 5(l)(2) of the Plan. Nothing in this Section 9 is intended as a representation that Common Stock may be sold without registration under state and federal securities laws or an exemption therefrom, or that registration or exemption will be available at any specified time.

10. Subject to 1999 Stock Option Plan. The terms of the Option are subject to the provisions of the Plan, as it may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as it may be from time to time amended, will be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee and which is available for inspection at the Company's principal offices.

11. Professional Advice. The acceptance of the Option and the sale of Common Stock issued pursuant to the exercise of the Option may have consequences under federal and state tax and securities laws which may vary depending on the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to the Option for the Common Stock. Without limiting other matters to be considered, the Optionee should consider whether, on exercise of the Option, the Optionee must file an election with the Internal Revenue Service pursuant to
Section 83(b) of the Code.

12. No Employment Relationship. Whether or not any Options are to be granted under the Plan will be exclusively within the discretion of the Plan Administrator, and nothing contained in the Plan will be construed as giving any person any right to participate under the Plan. The grant of an Option will in no way constitute any form of agreement or understanding binding on the Company or any Related Company, express or implied, that the Company or any Related Company will employ or contract with an Optionee for any length of time, nor will it


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interfere  in any way  with  the  Company's  or,  where  applicable,  a  Related
Company's right to terminate the Optionee's employment at any time, which right is hereby reserved.

13. Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Option, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Option.

14. Notices. Any notice required or permitted to be made or given hereunder will be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

         The Company:               ABLEAUCTIONS.COM, INC.
                                    3112 Boundary Road
                                    Burnaby, British Columbia  V5M 4A2
                                    Canada
                                    Attention:  Abdul Ladha

         The Optionee:              Barrett Sleeman
                                    P.O. Box 18111
                                    2225 West 41st Avenue
                                    Vancouver, British Columbia  V6M 4L3
                                    Canada


ABLEAUCTIONS.COM, INC.
Per:

/s/ Abdul Ladha
--------------------------------
Abdul Ladha, President

/s/ Barrett Sleeman
--------------------------------
Signature of Optionee

Barrett Sleeman
--------------------------------
Print Name

THERE MAY NOT BE PRESENTLY AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS FOR THE ISSUANCE OF SHARES OF COMMON STOCK ON EXERCISE OF THIS OPTION. ACCORDINGLY, THIS OPTION CANNOT BE EXERCISED UNLESS THE OPTION AND THE SHARES OF COMMON STOCK TO BE ISSUED ON


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EXERCISE  ARE  REGISTERED  OR AN EXEMPTION  FROM  REGISTRATION  REQUIREMENTS  IS
AVAILABLE.

THE SHARES OF COMMON STOCK ISSUED PURSUANT TO THE EXERCISE OF THIS OPTION WILL BE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933 AND WILL BEAR A LEGEND RESTRICTING RESALE UNLESS THEY ARE REGISTERED UNDER STATE AND FEDERAL SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE COMPANY IS NOT OBLIGED TO REGISTER THE SHARES OF COMMON STOCK OR TO MAKE AVAILABLE ANY EXEMPTION FROM REGISTRATION.

                                    EXHIBIT A

                         Notice of Election to Exercise

     This Notice of Election to Exercise will constitute proper notice pursuant to Section 5(h) of the 1999 Stock Option Plan (the "Plan") of ABLEAUCTIONS.COM, INC. (the "Company") and Section 8 of the Stock Option Agreement dated as of the 14th day of October, 1999 between the Company and the undersigned (the "Agreement").

     The undersigned elects to exercise the Optionee's option to purchase ------------ shares of the common stock of the Company at a price of $3.20 per share, for aggregate consideration of $------------, on the terms and conditions set forth in the Agreement and the Plan. The aggregate consideration, in the form specified in Section 8 of the Agreement, accompanies this notice.

     The  undersigned  has signed this Notice this ----- day of  --------------,
-----.




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Signature

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Name (typed or printed)